UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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ACUITY BRANDS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Acuity Brands, Inc.
Annual Meeting of Stockholders
January 5, 2022
Supplemental Information Regarding
Proposal 4 – Approval of the Amended and Restated
Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan
Acuity Brands, Inc. (the “Company”) is voluntarily supplementing the Company’s proxy statement (the “Proxy Statement”) for the Annual Meeting of Stockholders to be held on January 5, 2022 (the “Annual Meeting”), as filed with the Securities and Exchange Commission (“SEC”) on November 22, 2021 to update the treatment of abstentions with respect to Proposal 4 – Approval of the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan as a result of a change to Section 312.07 of the New York Stock Exchange (“NYSE”) Listed Company Manual. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.
Change in Treatment of Abstentions
On November 19, 2021, the SEC approved an amendment to Section 312.07 of the NYSE Listed Company Manual. The amendment impacts the treatment of “abstentions” with respect to the vote on Proposal 4 – Approval of the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan. Prior to the amendment, NYSE guidance required abstentions to be treated as “against” votes with respect to the vote on Proposal 4. As a result of the amendment, abstentions on Proposal 4 will not be counted as votes cast, which is also the case for abstentions on Proposals 1, 2 and 3.
Revised Text of the Proxy Statement
The disclosure under the question, “What vote is required for each proposal and how are abstentions and broker non-votes counted?” on pages 92 and 93 of the Proxy Statement is replaced with the following (revised text is in bold and underlined):
“The shares of a stockholder whose proxy on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our By-Laws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of directors	Affirmative vote of a majority of votes cast(1)	Not counted	Not voted	FOR EACH
2	Ratification of the appointment of independent registered public accountants	Majority of votes cast affirmatively or negatively	Not counted	Discretionary vote	FOR
3	Advisory vote on named executive officer compensation	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR
4	Approval of Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR
(1)According to our By-Laws, the “affirmative vote of a majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.
Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.”